Luby's Reports First Quarter Fiscal 2012 Results

HOUSTON, Dec. 21, 2011 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for the first quarter fiscal 2012, a twelve-week period, which ended on November 23, 2011.

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2012 First Fiscal Quarter Review

  Restaurant sales were $73.2 million, an increase of 4.1%, or $2.9 million, compared to the same quarter last year. Same store sales rose 3.5% at the 95 Luby's cafeterias. Due to a favorable calendar shift in which our first quarter fiscal 2012 ended a week later then last year, there were approximately $1.4 million in additional cafeteria sales in the week before Thanksgiving compared to a typical week in the first quarter, as customers ordered and picked-up their holiday "Feasts To Go."  Comparing the same twelve calendar weeks year-over-year, same store sales increased approximately 0.8% on top of the 5.5% increase generated in the first fiscal quarter of 2011. Adjusting for the calendar shift, average customer spend increased 6.9% offset by a decline in customer traffic. The 95 Luby's cafeteria locations generated approximately $52.6 million in restaurant sales, and the 60 company-operated Fuddruckers and Koo Koo Roo locations generated approximately $20.5 million in restaurant sales.

Table 1: Same Store Sales by Quarter

	Q1	Q2	Q3	Q4	YTD
FY2012 Same-Store Sales (95 stores):	3.5%*				3.5%
FY2011 Same-Store Sales (96 stores):	5.5%	2.7%	3.5%	(0.6%)	2.5%

Note: Fuddruckers locations will not meet the Company's same-store sales definition until after 18 consecutive accounting periods, and thus are not included in the results reported above.

* Adjusted for calendar shift, Q1 FY2012 same store sales increased 0.8%

Table 2: Restaurant Sales (In thousands)

Restaurant Sales	Q1 FY2012 12 weeks Ended 11/23/2011	Q1 FY2011 12 weeks Ended 11/17/2010	Variance	%
Luby's Cafeterias (95 or 96 stores)	$ 52,618	$ 51,103	$ 1,515	3.0%
Fuddruckers and Koo Koo Roo (1)	20,541	19,187	1,354	7.1%
Restaurant Sales	$ 73,159	$ 70,290	$ 2,869	4.1%

(1) 59 stores at FY2011 Q1 end; 60 stores at FY2012 Q1 end.

  Revenue from Culinary Contract Services rose to $4.5 million in the first quarter fiscal 2012 compared to $3.3 million in the same fiscal quarter last year. Culinary Contract Services operated 21 facilities as of November 23, 2011 versus 18 facilities at the end of the first fiscal quarter last year.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, was $10.0 million in the first quarter of fiscal 2012, or 13.7% of restaurant sales, compared to $6.2 million in the first quarter of fiscal 2011, or 8.8% of restaurant sales. Store level profit as a percentage of restaurant sales rose primarily due to effective cost control, as each major expense category was down as a percent of sales versus last year's first fiscal quarter, as well as our ability to leverage the higher sales volume. This year's results benefitted from approximately $0.6 million, or 90 basis points as a percent of sales of rebates related to our food and beverage contracts recognized in the first fiscal quarter.  In the first fiscal quarter of 2011, we incurred approximately $0.4 million in acquisition-related costs, including integration expenses which included supply expenses and repairs and maintenance costs related to improvements in systems and processes at Fuddruckers units.
  In the first quarter fiscal 2012, Luby's reported income from continuing operations of $583,000, or $0.02 per share, compared to a loss of $2.1 million in the same quarter last year, or $0.07 per share. The 2012 results included a $0.2 million after-tax benefit from a settlement of a class action lawsuit related to credit card interchange fees.  Last year's results included $0.3 million in after-tax expenses associated with professional fees related to the integration of Fuddruckers.

Table 3: Reconciliation of income from continuing operations to income (loss) from continuing operations, before special items (1,2)

	Q1 FY2012		Q1 FY2011
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from Continuing Operations	$ 583	$ 0.02	$ (2,107)	$ (0.07)
Fuddruckers legal and professional fees	—	—	305	(0.01)
Asset charges; loss on disposal of assets	121	0.01	5	0.00
Credit Card Settlement	(190)	(0.01)	—	—
Income (loss) from Continuing Operations, before special items	$ 514	$ 0.02	$ (1,797)	$ (0.06)

(1) The Company uses income from continuing operations, before special items in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income (loss) from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2) Per share amounts are per diluted share after tax.

Chris Pappas, President and CEO, remarked, "Our fiscal 2012 is off to a solid start. We continue to build on our sales driving strategies, which resulted in a same store sales increase of 0.8% this quarter after adjusting for a calendar shift. Our first quarter ended a week later than last year and included the day before Thanksgiving. Our sales of Thanksgiving feasts were significantly above last year, as our guests appreciate our made from scratch, homemade flavors without preparation hassle, giving them more time to spend with their families relaxing, knowing there is a perfectly roasted turkey already made. Meanwhile our restaurant guests have responded favorably to our local marketing initiatives and enhanced menu items.

"We continue to gain traction at Fuddruckers. Sales rose 4.5% at the same store locations we have operated at this time last year. Overall, sales at our Fuddruckers brand increased 7.1% in the first quarter of fiscal year 2012 due to positive comps and new unit growth, compared to the same quarter last year. In fiscal 2012, we are on track to open at least three and up to five additional company-owned Fuddruckers locations. Last week, a franchisee opened a new location in Omaha, Nebraska, and has plans to open more over the next few years. Another franchisee has committed to expanding in South Florida. With our joint venture operating partner, we also continue to move towards the opening of our first Fuddruckers in Mexico in March of 2012. All-in-all, we look forward to the continued growth of the Fuddruckers brands both through company-owned and franchised locations.

"In the first quarter we continued to effectively rein in our expenses. Each major restaurant expense category declined as a percent of revenue. This also demonstrates that with growing same store sales, we are able to quickly leverage our costs, resulting in incremental margins.

"During the first fiscal quarter of 2012, we generated $8.8 million in cash provided by operating activities, allowing us to further pay down our debt by $4.0 million. Since closing the Fuddruckers acquisition in July 2010, we have paid down over $33.5 million of debt. We ended the quarter with $1.9 million in cash, $165.5 million in shareholders' equity, $17.5 million outstanding under our credit facility and $31.6 million available under our credit facility.

"During the first quarter we spent $4.5 million on capital expenditures. Included in the total capital expenditures were $2.9 million related to new unit development and remodeling of our existing restaurants. We continue to anticipate that we will invest $15 to $20 million in capital projects during fiscal 2012. We estimate that up to $7.0 million will be spent on acquiring and developing new locations (some of which will be paid for locations that will open in fiscal 2013) and $6.0 million on refurbishing approximately 30 existing restaurants. At this time, we anticipate that our on-going maintenance capital expenditures will be approximately $7.0 million in fiscal 2012."

Operating Expense Review
Food costs declined approximately $0.4 million, to $20.5 million in the first quarter fiscal 2012 compared to the same fiscal quarter last year, as we effectively managed our inventories, menu items and purchasing, offsetting the impact of rising food commodity costs. We also benefited from deployment of our food cost management system into our Fuddruckers restaurants, allowing us to better monitor our inventory and food costs and to reduce shrinkage. Food costs as a percentage of restaurant sales declined to 28.0% in the first quarter fiscal 2012 from 29.7% in the comparable quarter last year as we also benefited from a higher average spend per customer. In addition, approximately 90 basis points of this year's decline is attributable to rebates, recognized in the first quarter fiscal 2012, associated with food and beverage contracts.

Payroll and related costs in the first quarter fiscal 2012 rose less than $0.1 million to $25.1 million, compared to last year's first fiscal quarter. As a percentage of restaurant sales, payroll and related costs declined to 34.3% in the first quarter fiscal 2012 from 35.6% in the same quarter last year, primarily due to the enhanced scheduling and restaurant processes, including those rolled-out to our Fuddruckers locations during last fiscal year's integration process, as well as our ability to leverage labor costs over the increased sales volume.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses in the first quarter fiscal 2012 declined approximately $0.7 million, to $17.5 million, compared to the same quarter last year. As a percentage of restaurant sales, other operating expenses decreased to 23.9% compared to 25.9% in the same quarter last year, as reductions in marketing and advertising, utilities, occupancy costs and insurance were only partially offset by rising repairs and maintenance.

Depreciation and amortization expense of $4.1 million was comparable to last year.

General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses. General and administrative expenses rose approximately $0.3 million in the first quarter fiscal 2012 compared to the same quarter last year, as year-over-year salaries and benefits increased due to our expanded organization. Last year's results included approximately $0.5 million in professional fees and expenses related to the integration of Fuddruckers. This year's results included an approximate $0.3 million benefit from a class action settlement related to credit card interchange fees. As a percentage of total revenues, general and administrative expenses decreased 0.1%, to 8.6%, in the first quarter of fiscal 2012, compared to 8.7% in the same quarter last year.

Outlook
Our outlook is unchanged since our 2011 fiscal year end update. We continue to expect our 2012 fiscal year same store sales to grow by 0.25% to 1.0% for the full fiscal year. Under our current same store definition, the Fuddruckers units will be included in the same store sales metric beginning with our third fiscal quarter of 2012. Earnings per share for fiscal 2012 is expected to be in the range of $0.09 to $0.12. Due to the calendar shift, which moved a large portion of our Thanksgiving restaurant sales into the first fiscal quarter, we believe that our same store sales will be flat to slightly negative in the second fiscal quarter of 2012, but positive on a fiscal year-to-date basis.

Our objective remains to grow cash flow from operating activities and profitability for the full fiscal 2012. Profitability is contingent on same store sales growth as well as effective management of our expenses. Food commodity cost increases will continue to negatively impact our margin, absent significant increases in guest counts and favorable menu mix tilted toward higher margin offerings.

Conference Call
The Company will host a conference call tomorrow, December 22, 2011, at 10:00 a.m., Central Time, to discuss further its 2012 fiscal first quarter results. To access the call live, dial (480) 629-9771 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com. For those who cannot listen to the live call, a telephonic replay will be available through December 29, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4494386#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's
Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Contract Services division. The company-operated restaurants include 94 Lubys cafeterias, 57 Fuddruckers restaurants, and four other non-core restaurants. Its 94 Luby's Cafeterias are located throughout Texas and other states. Its Fuddruckers restaurants include 57 company-operated locations and 122 franchises across the United States (including Puerto Rico) and Canada. Luby's Culinary Services provides food service management to 21 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, the expected financial impact of Fuddruckers restaurants, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:
DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Consolidated Statements of Operations (In thousands except per share data)
	Quarter Ended
	November 23, 2011	November 17, 2010
	(12 weeks)	(12 weeks)
SALES:
Restaurant sales	$ 73,159	$ 70,290
Culinary contract services	4,536	3,332
Franchise revenue	1,482	1,501
Vending revenue	148	153

TOTAL SALES	79,325	75,276
COSTS AND EXPENSES:
Cost of food	20,504	20,860
Payroll and related costs	25,087	25,043
Other operating expenses	17,516	18,203
Opening costs	35	105
Cost of culinary contract services	4,106	2,985
Depreciation and amortization	4,114	4,181
General and administrative expenses	6,810	6,513
Provision for asset impairments, net	175	—
Net loss on disposition of property and equipment	9	7

Total costs and expenses	78,356	77,897

INCOME (LOSS) FROM OPERATIONS	969	(2,621)
Interest income	1	2
Interest expense	(279)	(618)
Other income, net	217	225

Income (loss) before income taxes and discontinued operations	908	(3,012)
Provision (benefit) for income taxes	325	(905)

Income (loss) from continuing operations	583	(2,107)
Loss from discontinued operations, net of income taxes	(379)	(181)

NET INCOME (LOSS)	$ 204	$ (2,288)

Income (loss) per share from continuing operations:
Basic	$ 0.02	$ (0.07)
Assuming dilution	0.02	(0.07)

Loss per share from discontinued operations:
Basic	$ (0.01)	$ (0.01)
Assuming dilution	(0.01)	(0.01)

Net income (loss) per share:
Basic	$ 0.01	$ (0.08)
Assuming dilution	0.01	(0.08)

Weighted average shares outstanding:
Basic	28,262	28,164
Assuming dilution	28,304	28,164

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended
	November 23,	November 17,
	2011	2010
	(12 weeks)	(12 weeks)

Restaurant sales	92.2%	93.4%
Culinary contract services	5.7%	4.4%
Franchise revenue	1.9%	2.0%
Vending revenue	0.2%	0.2%
TOTAL SALES	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.0%	29.7%
Payroll and related costs	34.3%	35.6%
Other operating expenses	23.9%	25.9%
Store level profit	13.7%	8.8%

(As a percentage of total sales)
General and administrative expenses	8.6%	8.7%
INCOME (LOSS) FROM OPERATIONS	1.2%	(3.5)%

Consolidated Balance Sheets (In thousands)
	November 23, 2011	August 31, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,864	$ 1,252
Trade accounts and other receivables, net	4,227	4,429
Food and supply inventories	5,898	4,191
Prepaid expenses	2,573	1,960
Assets related to discontinued operations	79	67
Deferred income taxes	2,890	2,865

Total current assets	17,531	14,764
Note receivable	136	—
Property held for sale	599	1,046
Assets related to discontinued operations	7,464	7,837
Property and equipment, net	167,499	166,963
Intangible assets, net	27,770	28,098
Goodwill	195	195
Deferred incomes taxes	7,671	7,680
Other assets	1,369	1,437

Total assets	$ 230,234	$ 228,020

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 16,960	$ 14,226
Liabilities related to discontinued operations	644	609
Accrued expenses and other liabilities	20,436	18,587

Total current liabilities	38,040	33,422
Credit facility debt	17,500	21,500
Liabilities related to discontinued operations	1,227	1,220
Other liabilities	8,017	6,841

Total liabilities	64,784	62,983

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,665,005 and 28,651,277, respectively; Shares outstanding were 28,165,005 and 28,151,277, respectively	9,173	9,168
Paid-in capital	23,976	23,772
Retained earnings	137,076	136,872
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	165,450	165,037

Total liabilities and shareholders' equity	$ 230,234	$ 228,020

Consolidated Statements of Cash Flows (In thousands)
	Quarter ended
	November 23, 2011	November 17, 2010
	(12 weeks)	(12 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 204	$ (2,288)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	551	(43)
Depreciation and amortization	4,114	4,197
Amortization of debt issuance cost	26	209
Non-cash compensation expense	—	57
Share-based compensation expense	209	189
Tax benefit on stock options	—	(2)
Deferred tax benefit	(17)	(1,177)

Cash provided by operating activities before changes in operating assets and liabilities	5,087	1,142
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts and other receivables, net	209	(486)
Increase in food and supply inventories	(1,707)	(1,201)
Increase in prepaid expenses and other assets	(582)	(275)
Increase in accounts payable, accrued expenses and other liabilities	5,767	2,884

Net cash provided by operating activities	8,803	2,064

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	465	1,308
Acquisition of Fuddruckers	—	(265)
Purchases of property and equipment	(4,519)	(1,404)
Increase in note receivable	(136)	—

Net cash used in investing activities	(4,190)	(361)

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	9,800	17,300
Credit facility repayments	(13,800)	(19,300)
Debt issuance costs	(1)	(220)
Tax benefit on stock option expense	—	2
Proceeds received on the exercise of nonemployee stock options	—	4

Net cash used in financing activities	(4,001)	(2,214)

Net increase (decrease) in cash and cash equivalents	612	(511)
Cash and cash equivalents at beginning of period	1,252	2,300

Cash and cash equivalents at end of period	$ 1,864	$ 1,789

Cash paid for:
Income taxes	$ —	$ —
Interest	228	503